Exhibit 10.3

SEVERANCE AGREEMENT AND COVENANTS

1.	PARTIES.

The parties to this Severance Agreement and Covenants (hereinafter “Agreement”) are GREGORY J. WITHERSPOON and SCHNITZER STEEL INDUSTRIES, INC. an Oregon corporation (“SSI”).

1.1	GREGORY J. WITHERSPOON.

For the purposes of this Agreement, WITHERSPOON means GREGORY J. WITHERSPOON, WITHERSPOON’s attorneys, heirs, executors, administrators and assigns (as applicable).

1.2	THE COMPANY.

For purposes of this Agreement the “Company” means SSI, and all subsidiaries, affiliated companies and other business entities thereof, all predecessors and successors of each, and all of each entity’s officers, shareholders, directors, employees, agents, or assigns, in their individual and representative capacities.

2.	BACKGROUND AND PURPOSE.

WITHERSPOON’s employment with the Company is ending effective January 7, 2009 (the “Termination Date”). WITHERSPOON has twenty-one (21) days to consider whether to execute this Agreement. The parties are entering into this Agreement regarding termination of WITHERSPOON'S employment with the Company.

3.	RELEASE.

WITHERSPOON waives, acquits and forever discharges Company from any and all claims WITHERSPOON may have. WITHERSPOON hereby releases Company from any and all claims, demands, actions, or causes of action, whether known or unknown, arising from or related in any way to any employment of or past or future failure or refusal to employ WITHERSPOON by Company, or any other past or future claim (except as reserved by this Agreement or where expressly prohibited by law) that relates in any way to WITHERSPOON’s employment, termination, employment contract, compensation, benefits, reemployment, or application for employment, with the exception of any claim WITHERSPOON may have against SSI for enforcement of this Agreement. This release includes any and all claims, direct or indirect, which might otherwise be made under any applicable local, state or federal authority, including but not limited to any claim arising under the state or local statutes where WITHERSPOON was employed by SSI dealing with civil rights, employment, wage and hour, discrimination in employment, Employee Retirement Income Security Act (ERISA), Title VII of the Civil Rights Act of 1964, the Post-Civil War Civil Rights Act (42 U.S.C. §§ 1981-1988), the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Worker Adjustment and Retraining Notification Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, all as amended, any regulations under such authorities, or any other applicable constitutional, statutory, contract, tort, or common law theories, except that WITHERSPOON does not hereby release SSI from its obligations under this Agreement, its contribution and indemnification obligations whether arising under this Agreement or otherwise, or from any coverage under any policy of insurance providing indemnity and related costs for the benefit of WITHERSPOON.

4.	CONSIDERATION.

After receipt of this Severance Agreement properly and fully endorsed by WITHERSPOON and the expiration of the seven (7) day revocation period provided by the Older Workers Benefit Protection Act without WITHERSPOON’s revocation, the following shall occur:

(1)	SSI shall pay WITHERSPOON the total sum of thirty-eight thousand four hundred sixty-two and No /100 Dollars ($38,462.00) (all less proper withholding); and

(2)	WITHERSPOON is a participant in SSI’s 1993 Stock Incentive Plan, as amended (the “Plan”) and has been awarded certain restricted stock units (“RSUs”) and stock options (“Options”) under the Plan. Those awards shall continue to be governed by the provisions of the Plan, provided however that, the following changes in vesting and exercise dates shall be made:

(a)	The 2,519 RSUs with a vesting date of June 1, 2009 shall become fully vested as of the Termination Date; and

(b)	The 2,055 Options with a vesting date of June 1, 2009 shall become fully vested as of the Termination Date; and

(c)	The time period in which vested Options may be exercised shall be extended to June 1, 2011.

5.	NONDISPARAGEMENT.

WITHERSPOON agrees that WITHERSPOON will not disparage or make false or adverse statements about Company. SSI should report to WITHERSPOON any actions or statements that are attributed to WITHERSPOON that SSI believes are disparaging, false or adverse. SSI may take actions consistent with the provision for breach of the agreement should it determine that WITHERSPOON has disparaged or made false or adverse statements about Company.

6.	CONFIDENTIAL, PROPRIETARY AND TRADE SECRET INFORMATION.

WITHERSPOON agrees not to use or disclose confidential, proprietary or trade secret information learned while an employee of SSI or its predecessors, including the terms of this Agreement, and covenants not to breach that duty. Should WITHERSPOON, WITHERSPOON’s attorney or agents be requested in any judicial, administrative, or other proceeding to disclose confidential, proprietary or trade secret information WITHERSPOON learned while an employee of SSI or its predecessors, WITHERSPOON shall promptly notify SSI of such request.

7.	COVENANTS.

7.1	WITHERSPOON’S COVENANT NOT TO PROSECUTE OR MAINTAIN ANY ACTION OR PROCEEDING AGAINST COMPANY.

In exchange for the settlement consideration, WITHERSPOON covenants not to prosecute or hereafter maintain or institute any action at law, suit or proceeding in equity, administrative or any proceeding of any kind or nature whatsoever against Company for any reason related in any way to any claim released herein. WITHERSPOON further covenants and agrees that WITHERSPOON will not raise any claim against Company by way of defense, counterclaim or cross-claim or in any other manner, on any alleged claim, demand, liability or cause of action released herein. At the time of his execution of this Agreement, WITHERSPOON represents that there are no claims, complaints or charges pending against Company in which WITHERSPOON is a party or complainant. Further, WITHERSPOON acknowledges and agrees there are no unasserted workers’ compensation claims through the date of his execution of this Agreement.

7.2	COOPERATION IN DEFENSE OF COMPANY; CONSULTATION.

WITHERSPOON covenants now and in the future that WITHERSPOON will assist Company to the best of WITHERSPOON’s ability in the defense of any claim brought against Company of which WITHERSPOON has any personal knowledge and SSI agrees it will reimburse WITHERSPOON reasonable out-of-pocket expenses in providing such assistance. In addition, WITHERSPOON agrees to provide specific operations information to SSI as requested in a reasonable, timely and clear manner, to allow SSI to continue and/or complete job tasks, activities, assignments, to continue effective relationships with business partners, and to respond to inquiries as needed by telephone at no additional cost to SSI beyond what is provided by this Agreement.

8.	ARBITRATION OF CERTAIN DISPUTES; CLAIMS FOR IRREPARABLE HARM; VENUE.

Except as provided below, WITHERSPOON and SSI agree that should any dispute arise between the parties whether or not arising out of this Agreement, the issue shall be submitted to arbitration in Portland, Oregon, before one arbitrator pursuant to the then current employment rules of the American Arbitration Association. Unless otherwise required by applicable law, each party shall pay its own costs and attorneys’ fee. Notwithstanding the above, in the event either party wishes to obtain equitable relief for violations of paragraphs 5, 6 and 7 including, without limitation, specific performance, immediate issuance of a temporary restraining order or preliminary injunction enforcing this Agreement, it may bring a claim for such relief in arbitration or in an action in an applicable court in Portland, Oregon.

9.	SCOPE OF AGREEMENT.

The provisions of this Agreement shall be deemed to obligate, extend to, and inure to the benefit of the parties: SSI’s affiliates, successors, predecessors, assigns, directors, officers, and employees; and each party’s insurers, transferees, grantees, legatees, agents and heirs, including those who may assume any and all of the above-described capacities subsequent to the execution and effective date of this Agreement.

10.	OPPORTUNITY FOR ADVICE OF COUNSEL.

WITHERSPOON acknowledges that WITHERSPOON has been encouraged by SSI to seek advice of counsel with respect to this Agreement and has had the opportunity to do so.

11.	SEVERABILITY.

Every provision of this Agreement is intended to be severable. In the event any term or provision of this Agreement is declared to be illegal or invalid for any reason whatsoever by an arbitrator or a court of competent jurisdiction or by final and unappealed order of an administrative agency of competent jurisdiction, such illegality or invalidity should not affect the balance of the terms and provisions of this Agreement, which terms and provisions shall remain binding and enforceable.

12.	NO WAIVER

Failure of either party to enforce any term of this Agreement shall not constitute a waiver of the party’s right to enforce that term or any other term of this Agreement.

13.	COSTS AND ATTORNEY’S FEES.

The parties each agree to bear their own costs and attorneys’ fees which have been or may be incurred in connection with any matter herein or in connection with the negotiation and consummation of this Agreement or any action to enforce the provisions of this Agreement.

14.	GOVERNING LAW.

The rights and obligations of the parties under this Agreement shall in all respects be governed by the laws of the United States and the State of Oregon.

15.	PAYMENT: REVOCATION.

WITHERSPOON acknowledges that the Agreement provides severance pay and benefits which SSI would otherwise not be obligated to provide. WITHERSPOON must not sign this Agreement until after employment with SSI has ended.

As provided by the Older Workers Protection Act, WITHERSPOON is entitled to have twenty-one (21) days to consider this Agreement. For a period of seven (7) days from execution of this Agreement, WITHERSPOON may revoke this Agreement. Upon receipt of WITHERSPOON’s properly-signed Agreement and the expiration of the seven (7) days revocation period without WITHERSPOON’s revocation, payment by SSI as provided herein will be forwarded by mail in a timely manner.

16.	ENTIRE AGREEMENT: MODIFICATION.

This Agreement contains the entire agreement and understanding among the parties. This Agreement supersedes and replaces all other prior negotiations and proposed agreements, written or oral as to WITHERSPOON’s separation. WITHERSPOON and SSI acknowledge that no other party, nor agent nor attorney of any other party, has made any promise, representation, or warranty, express or implied, not contained in this Agreement concerning the subject matter of this Agreement or to induce this Agreement, and WITHERSPOON and SSI acknowledge that they have not executed this Agreement in reliance upon any such promise, representation, or warranty not contained in this Agreement.

No modification or waiver of any of the provisions or any future representation, promise or addition shall be binding upon the parties unless made in writing and signed by the parties.

Name:	/s/ Gregory J. Witherspoon	Dated: Jan 28, 2009
Gregory J. Witherspoon

SCHNITZER STEEL INDUSTRIES, INC.

By:	/s/ Richard C. Josephson	Dated 2-5-09

Its:	Secretary
On behalf of “SSI” and “Company”